EXHIBIT 10.7

PREFERRED STOCK EXCHANGE AGREEMENT

This Preferred Stock exchange Agreement (the “Agreement”) is made and entered into as of October 16, 2015, by and among Dolphin Digital Media Inc., a Florida corporation (the “Company”), and T Squared Partners LP ( the “Preferred Holder”).

Recitals

Whereas, the Company has previously issued 1,042,753 shares of its Series A Preferred Stock (the “Series A Preferred Shares”), all of which are held by the Preferred Holder;

Whereas, the Preferred Shares are currently exercisable into four (4) shares of the Company’s common stock (“Common Stock”) and with such other rights and obligations as set forth in the Series A Certificate of Designation included in the Articles of Incorporation filed with the respective Secretary of State on December 3, 2014;

Whereas, Company is contemplating entering into an Agreement and Plan of Merger by and among the Company, DDM Merger Sub, Inc., Dolphin Films, Inc. (“DF”) and Dolphin Entertainment, Inc. (“DE”) (the “Merger Agreement”) pursuant to which the Company will acquire 100% of DF from DE (the “Merger”); and

Whereas, in contemplation of the Merger, the Company and the Preferred Holder wish to exchange, on the terms and conditions set forth herein, the 1,042,753 shares of Series A Preferred Shares held by the Preferred Holder for 1,000,000 shares of Series B Convertible Preferred Shares with the rights and obligations set forth in the Certificate of Designation attached hereto as Annex B (the “Series B Convertible Preferred Stock”), each share of which shall be exercisable into nineteen (19) shares of Common Stock.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement To Exchange.

1.1 Authorization of Shares.  The Company has authorized (a) the exchange of 1,042,753 shares of Series A Preferred Stock (the “Prior Shares”) for 1,000,000 shares of Series B Convertible Preferred Stock (the “New Shares”) with the Preferred Holder and (b) the issuance of such shares of the Company’s Common Stock (the “Common Stock”) to be issued upon conversion of the New Shares (the “Conversion Shares”).  The New Shares will have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation of the Company, in the form attached hereto as ANNEX B (the “Certificate of Designation”).

1.2 Exchange.  Subject to the terms and conditions hereof, at the Effective Date (as defined below) of the Merger the Company and the Preferred Holder each agree to exchange the Prior Shares for the New Shares.

2. Closing; Delivery.

2.1 Closing.  The New Shares shall be issued concurrently with the effectiveness of the Plan of Merger filed by the parties with the Division of Corporation of the State of Florida (the “Effective Time”) upon surrender of the Prior Shares.

2.2 Delivery.  As soon as practicable after the Effective Time, subject to the terms and conditions hereof, (a) the Preferred Holder will deliver to the Company a certificate representing the Prior Shares and (b) the Company will deliver to the Preferred Holder a certificate representing the New Shares.

3. Representations And Warranties Of The Company.

Except (i) as otherwise disclosed to the Preferred Holder in the disclosure schedules referenced in this Article III and delivered to Preferred Holder by the Company (the “Company Disclosure Schedules”), (ii) as set forth in the SEC Documents (as defined below) or (iii) as would not reasonably be expected to result in a Material Adverse Effect, the Company represents and warrants to the Preferred Holder as follows:

3.1 Organization and Good Standing.  The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.2 Authorization.  The Company has all corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the exchange of the Prior Shares for the New Shares (the “Company Documents”) and to consummate the issuance of the Shares (the “Transactions”).  The execution and delivery of this Agreement and the Company Documents by the Company and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement has been, and, when executed and delivered by the Company, each of the Company Documents will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Company Document constitutes (or when executed and delivered by the Company will constitute) the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions (as hereinafter defined).

3.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 3.3(a), and provided that the notifications and approvals set forth in Schedule 3.3(b) or referenced in Section 3.3(b) are made or obtained, as applicable, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will: (i) conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of (1) the articles of incorporation and by-laws or comparable organizational documents of the Company; (2) any material contract, or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound or affected; (3) any Order of any Governmental Authority applicable to the Company or by which any of the properties or assets of the Company are bound; or (4) any applicable Law, or (ii) cause the creation of any Lien upon any of the assets of the Company.

(b) Except as set forth in Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the Transactions, except for the filing of an Amendment to the Articles of Incorporation with the Secretary of State of the State of Florida.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of two hundred and ten million (210,000,000) shares, of which two hundred million (200,000,000) shares are Common Stock, having a par value of $0.015 per share, and ten million (10,000,000) shares are Preferred Stock, having a value of $0.001 per share (“Preferred Stock”). There are eighty-one million, eight hundred ninety-two thousand, three hundred fifty-two (81,892,352) shares of Common Stock issued and outstanding and one million, forty-two thousand, seven hundred fifty-three (1,042,753) shares of Preferred Stock outstanding.

(b) Except as set forth in Schedule 3.4(b), (i) there is no existing option, warrant, call right or other security or equity-based award exercisable or exchangeable for or convertible into Common Stock or any other equity securities of the Company, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any Common Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any shares of Common Stock, (ii) there are no outstanding stock appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to the Common Stock or any other equity securities of the Company, (iii) there are no written agreements to which the Company or any other Person is a party with respect to the voting, ownership or transfer of the Common Stock or any other equity securities of the Company, (iv) there are no bonds, indentures, notes or other Indebtedness providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of the Common Stock or any other equity securities of the Company may vote and (v) the Company does not have any obligation to purchase, redeem or otherwise acquire any of its Common Stock or other equity securities.

(c) There are (i) no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights created by or to which the Company is subject with respect to the issuance, sale or redemption of its capital stock or any interests therein and (ii) no rights to have any shares of Common Stock or other equity securities of the Company registered for sale to the public in connection with the Laws of any jurisdiction.

3.5 Offering Valid.  Assuming the accuracy of the representations and warranties of the Preferred Holder contained in Section 4.2 hereof, the exchange of the Prior Shares for the New Shares and the issuance of the Conversion Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

3.6 Full Disclosure.  The Company has provided the Preferred Holder with all information requested by the Preferred Holder in connection with their decision to exchange the Prior Shares for the New Shares, including all information the Company believes is reasonably necessary to make such investment decision.  Neither this Agreement, the exhibits hereto, the Related Agreements nor any other document delivered by the Company to the Preferred Holder or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.7 Executive Officers.  To the knowledge of the Company, no executive officer or person nominated to become an executive officer of the Company (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.

4. Representations And Warranties Of Preferred Holder.

The Preferred Holder hereby represents and warrants to the Company, as of the date of this Agreement and as of the Effective Time:

4.1 Requisite Power and Authority.  The Preferred Holder has all necessary power and authority to execute and deliver this Agreement and the Related Agreements and to carry out their provisions.  All action on Preferred Holder’s part required for the lawful execution and delivery of this Agreement and the Related Agreements has been taken.  Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of the Preferred Holder, enforceable against the Preferred Holder in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2 Investment Representations.  The Preferred Holder understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act.  The Preferred Holder also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Preferred Holder’s representations contained in the Agreement.  the Preferred Holder hereby represents and warrants as follows:

(a) Preferred Holder Able to Bear Economic Risk.  The Preferred Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  The Preferred Holder must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available.  The Preferred Holder understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock.  the Preferred Holder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Preferred Holder to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times the Preferred Holder might propose.

(b) Acquisition for Own Account. The Preferred Holder is acquiring the Shares and the Conversion Shares for the Preferred Holder’s own account for investment only, and not with a view towards their distribution.

(c) Preferred Holder Can Protect Its Interest.  Preferred Holder represents that by reason of its, or of its management’s, business or financial experience, the Preferred Holder has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements.  Further, the Preferred Holder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d) Accredited Investor. The Preferred Holder represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) Company Information.  The Preferred Holder has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.  The Preferred Holder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f) Rule 144. The Preferred Holder acknowledges and agrees that the New Shares, and, if issued, the Conversion Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Preferred Holder has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and, to the extent applicable, the number of shares being sold during any three-month period not exceeding specified limitations.

4.3 Transfer Restrictions.  The Preferred Holder acknowledges and agrees that the New Shares and, if issued, the Conversion Shares have not been registered and may not be transferred absent registration under the Securities Act of 1933, as amended, or an exception thereto.

5. Conditions To Closing.

5.1 Conditions to Obligations of the Parties.  The Company’s obligation to exchange the Prior Shares for the New Shares is subject to the satisfaction, on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties True.  The representations and warranties in Section 4 made by the Preferred Holder shall be true and correct as of the Effective Time, with the same force and effect as if they had been made on and as of said date.

(b) Filing of Restated Charter.  The Restated Charter shall have been filed with the Secretary of State of the State of Florida.

(c) Consents, Permits, and Waivers.  The Company shall have obtained prior to the Effective Time, any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

6. Miscellaneous.

6.1 Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Florida.  The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Miami-Dade County, Florida.

6.2 Termination of Representations.  The representations, warranties, covenants and agreements herein shall terminate upon closing of the transactions contemplated hereby.

6.3 Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

6.4 Entire Agreement.  This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.  Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement and the Related Agreements.

6.5 Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.6 Amendment and Waiver. This Agreement may be amended or modified, and the obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived, only upon the written consent of the Company and the Preferred Holder.

6.7 Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.8 Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.9 Broker’s Fees.  Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.9 being untrue.

6.10 Exculpation Among the Preferred Holders.  The Preferred Holder acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

6.11 Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

6.12 Maximum Conversion.  The Preferred Holder shall not be entitled to convert Series B Convertible Preferred Stock in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Preferred Holder and its Affiliates on such conversion date, and (ii) the number of shares of Common Stock issuable upon the conversion of this Series B Convertible Preferred Stock with respect to which the determination of this limitation is being made on the conversion date, which would result in beneficial ownership by the Preferred Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock on such date. This Section 6.12 may be waived or amended only with the consent of the Preferred Holder and the Board of Directors of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 there under.

[THIS SPACE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the parties hereto have executed this Preferred Stock exchange Agreement as of the date set forth in the first paragraph hereof.

COMPANY: DOLPHIN DIGITAL MEDIA, Inc. /s/Mirta A Negrini By: Mirta A Negrini Title: CFO/COO	SERIES A PREFERRED HOLDER: By: /s/__Mark C Jensen_________________ Name: Mark C Jensen Title: Manager

ANNEX A

DEFINITIONS AND DEFINED TERMS

 “Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Capital Lease Obligations” shall mean, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that would be capitalized pursuant to GAAP.  Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts, except to the extent actually incurred in connection with the consummation of the Transactions.

“Certificate of Designation” shall have the meaning set forth in Section 1.1.

 “Common Stock” shall have the meaning set forth in Section 1.1.

“Company” shall have the meaning set forth in the preamble to this Agreement.

 “Company Disclosure Schedules” shall have the meaning set forth in Section 3.

“Company Documents” shall have the meaning set forth in Section 3.2.

 “Company Material Adverse Effect” shall mean any change, development, event, effect, circumstance or occurrence that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, condition (financial or otherwise), assets, Liabilities or results of operations of the Company, taken as a whole, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the Company’s ability to perform its obligations hereunder; provided, however, that none of the following shall be a “Company Material Adverse Effect”:

(a)           changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally to the extent such changes do not adversely affect the Company in a materially disproportionately adverse manner relative to other participants in the industry in which the Company engages;

(b)           changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including, but not limited to, changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries;

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(c)           changes in political conditions in the United States or any other country or region in the world, to the extent such changes do not adversely affect the Company in a materially disproportionately adverse manner relative to other participants in the industry in which the Company engages;

(d)           changes in conditions in the industry in which the Company conducts business, to the extent such acts do not adversely affect the Company in a materially disproportionately adverse manner relative to other participants in the industry in which the Company engages;

(e)           acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(f)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(g)           the announcement of this Agreement or the pendency or consummation of the Transactions;

(h)           the taking of any action required by this Agreement or any Company Document, or the failure to take any action prohibited by this Agreement or any Transaction Document;

(i)           any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested;

(j)           changes in Law or GAAP, to the extent such changes do not adversely affect the Company in a materially disproportionately adverse manner relative to other participants in the industry in which the Company engages;

(m)           any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

 “Conversion Shares” shall have the meaning set forth in Section 1.1.

“DE” shall have the meaning set forth in the recitals to this Agreement.

“DF” shall have the meaning set forth in the recitals to this Agreement.

“Effective Time” shall have the meaning set forth in Section 2.1.

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 “Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

 “GAAP” shall mean United States generally accepted accounting principles as consistently applied by the Company without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used in the preparation of the audited financial statements of the Company for the fiscal year ended December 31, 2014, to the extent consistent with GAAP.

“Governmental Authority” shall mean any federal, state, national, provincial, municipal or other governmental department, commission, board, bureau, agency, legislative or administrative body, instrumentality, or any court or tribunal of the United States or any of its possessions or territories.

 “Indebtedness” shall mean without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment obligations payable as a result of the consummation of the Transactions) related to (a) all indebtedness for borrowed money, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (c) all guarantees, endorsements and other contingent obligations in respect of Indebtedness of others; (d) the deferred portion or installments of purchase price, and any amounts reserved for the payment of a contingent purchase price, in connection with the acquisition of any business; (e) obligations to reimburse issuers of any letters of credit (but only to the extent drawn without duplication of other indebtedness supported or guaranteed thereby); (f) any obligation evidenced by bonds, debentures, notes or similar instruments; (g) Capital Lease Obligations, with such lease obligations to be determined in accordance with GAAP, and (h) for interest rate swap contracts, swap contracts, foreign currency exchange contracts or other hedging or similar contracts (including any breakage or associated fees); provided that Indebtedness shall not include, (x) operating leases or (y) accounts payable, accrued expenses, accrued income taxes or deferred income tax liability, in each case, incurred in the Ordinary Course of Business.

“Law” shall mean any federal, state, national, provincial, local or other law, rule of common law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Lien” shall mean any mortgages, liens, pledges, charges, security interests, leases, licenses, conditional sale agreements or other title retention agreements, options, rights of way, easements or encumbrances of any kind, other than Permitted Exceptions.

“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

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“Merger” shall have the meaning set forth in the recitals to this Agreement.

“New Shares” shall have the meaning set forth in Section 1.1.

“Order” shall mean any order, injunction, judgment, decree, consent decree, ruling, writ, assessment, settlement, stipulation, administrative order, compliance order or arbitration award of a Governmental Authority or arbitrator.

“Ordinary Course of Business” shall mean the ordinary and usual course of business of the Company consistent with past practice.

“Permits” shall mean all permits, licenses, variances, exemptions, orders, registrations, franchises, consents, waivers, notifications, certificates, qualifications and approvals and governmental authorizations of all Governmental Authorities.

“Permitted Exceptions” shall mean (i) minor imperfections in title, restrictions, easements of record, rights of way and other similar non-monetary encumbrances on any real property which are not, individually or in the aggregate, material in amount or do not or are not reasonably likely to materially detract from the value of or materially impair the existing use of the property affected by such encumbrances or imperfections; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided a reserve is established therefor as required by GAAP; (iii) mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and not delinquent; (iv) liens securing Indebtedness as disclosed in the Financial Statements or in the Company Disclosure Schedules, which such liens shall be released upon repayment of such Indebtedness on or prior to the Closing; (v) liens securing rental payments under a capital or operating lease; and (vi) Liens arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Preferred Holder” has the meaning set forth in the preamble to this Agreement.

“Preferred Stock” has the meaning set forth in Section 3.4 (a).

“Prior Shares” shall have the meaning given to such term in Section 1.1.

“Related Agreements” shall mean any agreement, instrument or other certificate contemplated by, or delivered in connection with this Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Series A Convertible Preferred Stock” has the meaning set forth in the recitals of this Agreement.

“Series B Convertible Preferred Stock” has the meaning set forth in the recitals of this Agreement.

“Transactions” shall have the meaning set forth in Section 3.2.

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ANNEX B

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
DOLPHIN DIGITAL MEDIA, INC.

DESIGNATING
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), this Florida Corporation adopts the following amendments to its Amended and Restated Articles of Incorporation (these “Articles of Amendment”):

1.	The name of the corporation is Dolphin Digital Media, Inc. (the “Corporation”).

2.	These Articles of Amendment were adopted by the Board of Directors of the Corporation (the “Board of Directors”) on October 14, 2015 without shareholder action and shareholder action was not required.

3.	Article III of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to add the following as Section E thereof:

Section E. SERIES B CONVERTIBLE PREFERRED STOCK

1.           Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be 4,000,000. The number of shares constituting the Series B Convertible Preferred Stock  may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock  to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.           Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

 “Articles of Incorporation” means the Company’s Articles of Incorporation, as in effect on the date of this Certificate of Designation.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

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“By-Laws” means the Company’s By-Laws, as amended, as in effect on the date of this Certificate of Designation.

“Capital Stock” means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in the Company.

 “Common Share Equivalents” means securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, Common Stock.

“Common Stock” means the common stock, $0.015 par value per share, of the Company or any other Capital Stock into which such shares of common stock shall be reclassified or changed.

“Common Stock Transfer Agent” has the meaning set forth in Section 6(c) hereof.

“Company’s Organizational Documents” means the Articles of Incorporation, this Certificate of Designations, any other certificate of designations issued pursuant to the Articles of Incorporation, and the By-Laws.

“Conversion Number” has the meaning set forth in Section 6(a) hereof.

“Conversion Shares” has the meaning set forth in Section 6(a) hereof.

“Converted Shares” has the meaning set forth in Section 6(b) hereof.

“Converting Shares” has the meaning set forth in Section 6(b) hereof.

“Holders” means the record holders of the shares of Series B Convertible Preferred Stock, as shown on the books and records of the Company.

 “Junior Stock” has the meaning set forth in Section 3 hereof.

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the consummation of a merger or consolidation in which the stockholders of the Company prior to such transaction own less than a majority of the voting securities of the entity surviving such transaction, or (iii) the sale, distribution or other disposition of all or substantially all of the Company’s assets.

“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Market Price” means the last reported sale price of the Common Stock on the primary U.S. national securities exchange, automated quotation system or inter-dealer quotation system upon which the Common Stock is then traded or quoted.

“Parity Stock” has the meaning set forth in Section 3 hereof.

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“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Senior Stock” has the meaning set forth in Section 3 hereof.

“Series B Convertible Preferred Stock” has the meaning set forth in Section 1 hereof.

“Stated Value” means $0.10 per share of Series B Convertible Preferred Stock, as may be adjusted for any stock split, reverse stock split, dividend or similar event relating to the Series B Convertible Preferred Stock.

 “Transfer Agent” means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series B Convertible Preferred Stock or, if no entity has been so designated to act in such capacity, the Company.

3.           Ranking.

The Series B Convertible Preferred Stock shall, with respect to rights on the liquidation, winding-up and dissolution of the Company (as provided in Section 5 below), rank (a) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which expressly provide that such class ranks junior to the Series B Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Junior Stock”), (b) on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors with the written consent of the Holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock, the terms of which expressly provide that such class or series ranks on a parity with the Series B Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Parity Stock”) and (c) junior to any future class of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class ranks senior to the Series B Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Senior Stock”).

The Series B Convertible Preferred Stock shall, with respect to rights to dividends (as provided in Section 4 below), rank on a parity with each class of Common Stock.

4.           Dividends.

The Company shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Company’s Organizational Documents) the Holders simultaneously receive a dividend on each outstanding share of Series B Convertible Preferred Stock in an amount equal to that dividend per share of Series B Convertible Preferred Stock as would equal the product of the dividend payable on each share of Common Stock and the number of shares of Common Stock then issuable upon conversion of one share of Series B Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend and without regard to any limitation on conversion set forth in Section 6(b) hereof.

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5.           Liquidation Preference.

(a) Except as otherwise provided in Section 6(g), upon any Liquidation Event, each Holder shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, on account of each share of Series B Convertible Preferred Stock held by such Holder, (i) prior to the holders of any class or series of Common Stock and Junior Stock, (ii) pro rata with the holders of any Parity Stock and (iii) after the holders of any Senior Stock, an amount (such amount, the “Liquidation Preference”) equal to the Stated Value.

(b) Except as otherwise provided in Section 6(g), upon any Liquidation Event, after the payment of the Liquidation Preference the remaining assets of the Company available for distribution to its stockholders shall be distributed among the Holders and the holders of the shares of Capital Stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation (or any other applicable certificate of designation) immediately prior to such Liquidation Event without regard to any limitation on conversion set forth in Section 6(b) hereof.

6.           Conversion.

(a) Right to Convert. Subject to the provisions of Section 6(b) hereof, each Holder shall have the right, upon the delivery of a written notice to the Company, to convert any share of Series B Convertible Preferred Stock held by it into that number of fully paid and nonassessable shares of Common Stock (“Conversion Shares”) equal to the Conversion Number at the time in effect. Any Holder may convert all or less than all of the shares of Series B Convertible Preferred Stock held by it at any time. Any Holder’s conversion of shares of Series B Convertible Preferred Stock under this Section 6(a) shall not be effective unless such Holder has also complied with the provisions set forth in Section 6(b) hereof at the time of delivery of its aforesaid written notice to the Company. The initial “Conversion Number” per share of Series B Convertible Preferred Stock shall be nineteen (19); provided, however, that the Conversion Number in effect from time to time shall be subject to adjustment as provided hereinafter.

(b) Conversion Procedures. Each conversion of shares of Series B Convertible Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of Series B Convertible Preferred Stock to be converted (the “Converting Shares”) at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the Holders of the Series B Convertible Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (ii) giving the name(s) (with addresses) and denominations in which the Converted Shares should either be registered with the Company’s transfer agent and registrar for the Common Stock (the “Common Stock Transfer Agent”) on its records in book-entry form under The Direct Registration System or certificated, and, in either case, instructions for the delivery of a statement evidencing book-entry ownership of the Converted Shares or the certificates evidencing the Converted Shares. Upon receipt of the notice described in the first sentence of this Section 6(b), together with the certificate(s) evidencing the Converting Shares, the Company shall be obligated to, and shall, cause to be issued and delivered in accordance with such instructions, as applicable, either (x) a statement from the Common Stock Transfer Agent evidencing ownership of the Converted Shares, registered in the name of the Holder or its designee on the Common Stock Transfer Agent’s records in book-entry form under The Direct Registration System or (y) certificate(s) evidencing the Converted Shares and, if applicable, a certificate (which shall contain such applicable legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Company in connection with such conversion but which were not Converting Shares and, therefore, were not converted. All or some Converted Shares so issued whether in book-entry form under the Direct Registration System or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Any such Converted Shares subject to restrictions on transfer under applicable federal and state securities laws shall be encumbered by stop transfer orders and restrictive legends (or equivalent encumbrances). Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Company unless a later date has been specified by such Holder, and at such time the rights of the Holder of such Converting Shares as such Holder shall cease, and the Person(s) in whose name or names the Converted Shares are to be issued either in book-entry form or certificated form, as applicable, upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

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(c) Effect of Conversion. Upon the issuance of the Converted Shares in accordance with Section 6, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(d) Adjustments for Common Stock Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Number then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Number then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date. To the extent an adjustment is made in respect of the foregoing pursuant to Section 6(e) or the Holder actually receives the dividend to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 6(d).

(e) Conversion Number Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

(i) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Share Equivalents, without payment of any consideration by such holder for additional Common Share Equivalents (including the additional Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Number then in effect shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of such Series B Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time is decreased by a combination, consolidation, reclassification or reverse stock split of the outstanding shares of Common Stock or other similar event, then, following the record date of such combination, the Conversion Number then in effect shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of such Series B Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Company to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Number then in effect and the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Mergers and Other Reorganizations. If at any time or from time to time there shall be a reclassification of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another entity or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of and as a condition to the effectiveness of such reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of Capital Stock or other securities or property, if any, of the Company or of the successor entity resulting from such reclassification, merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such reclassification, merger, consolidation or sale. In any such case, appropriate provision shall be made with respect to the rights of the Holders after the reclassification, merger, consolidation or sale to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustment of the Conversion Number and the number of shares purchasable upon conversion of the Series B Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of Capital Stock, securities or property to be deliverable thereafter upon the conversion of the Series B Convertible Preferred Stock.

Each Holder, upon the occurrence of a reclassification, merger or consolidation of the Company or the sale of all or substantially all its assets and properties, as such events are more fully set forth in the first paragraph of this Section 6(g), shall have the option of electing treatment of its shares of Series B Convertible Preferred Stock under either this Section 6(g) or Section 5 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Company’s notice pursuant to Section 6(h) hereof with respect to such event, and, provided, further, that if any Holder fails to give the Company such notice of election, the provisions of this Section 6(g) shall govern the treatment of such Holder’s shares of Series B Convertible Preferred Stock upon the occurrence of such event.

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(h) Notices of Record Date. In the event (i) the Company fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Common Stock of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder at least ten (10) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

(i) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(j) Fractional Shares and Certificate as to Adjustments. In lieu of any fractional shares to which a Holder would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock, as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock of each Holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Upon the occurrence of each adjustment or readjustment of the Conversion Number of any share of Series B Convertible Preferred Stock pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Number at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Series B Convertible Preferred Stock. The provisions of Section 6(d), (e), (f) and (g) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock (taking into account the adjustments required by this Section 6), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, in addition to such other remedies as shall be available to the Holders, the Company will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

7.           Voting Rights. Holders of Series B Convertible Preferred Stock shall have no voting rights except as required by law, including but not limited to the FBCA, and as expressly provided in this Certificate of Designation.

8.           Reissuance of Shares of Series B Convertible Preferred Stock.

Shares of Series B Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the FBCA) be permanently retired or cancelled and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series B Convertible Preferred Stock by the number of shares that have been so reacquired.

10.           Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered by hand (with written confirmation of receipt) or via facsimile to the Company or the Holders, as applicable, at the facsimile number specified in the register of Holders of Series B Convertible Preferred Stock maintained by the Transfer Agent prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holder, as applicable, at the facsimile number specified in the register of Holders of Series B Convertible Preferred Stock maintained by the Transfer Agent on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder, as applicable, at the address specified in the register of Holders of Series B Convertible Preferred Stock maintained by the Transfer Agent.

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11.           Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12.           Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

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